PRICING SUPPLEMENT                                           File No. 333-132911
-------------------                                               Rule 424(b)(3)
(To MTN Prospectus Supplement, General Prospectus Supplement and Prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2706

                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes


    Principal Amount:      $50,000,000                         Original Issue Date:              April 5, 2007

    CUSIP Number:          59018YC33                           Stated Maturity Date:             June 30, 2011

    Issue Price:           100.00%

    Interest Calculation:                                      Day Count Convention:
    |x|   Regular Floating Rate Note                           |x|   Actual/360
    |_|   Inverse Floating Rate Note                           |_|   30/360
          (Fixed Interest Rate):                               |_|   Actual/Actual



    Interest Rate Basis:
    |x|   LIBOR                                                |_|   Commercial Paper Rate
    |_|   CMT Rate                                             |_|   Eleventh District Cost of Funds Rate
    |_|   Prime Rate                                           |_|   CD Rate
    |_|   Federal Funds Rate                                   |_|   Other (see attached)
    |_|   Treasury Rate
      Designated CMT Page:                                    Designated LIBOR Page:
                  CMT Moneyline Telerate Page:                        LIBOR Moneyline Telerate Page:
                                                                                   LIBOR Reuters Page: LIBOR1

    Index Maturity:        One Month                                Minimum Interest Rate:       Not Applicable

    Spread:                0.1500%                                  Maximum Interest Rate:       Not Applicable

    Initial Interest Rate: Calculated as if the Original Issue      Spread Multiplier:           Not Applicable
                           Date was an Interest Reset Date

    Interest Reset Dates:  Monthly, on the 30th (except for February in which such date will be the 28th),
                           commencing on April 30, 2007, subject to modified following Business Day convention.


    Interest Payment       Monthly, on the 30th (except for February in which such
    Dates:                 date will be the 28th), commencing on April 30, 2007,
                           subject to modified following Business Day convention.
                           Short Stub at the first payment.
    Repayment at the
    Option of the Holder: The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company: The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                  The Notes are being issued in fully registered book-entry form.

    Trustee:               The Bank of New York

    Underwriting Discount: 0.0000%

    Dated:                 March 23, 2007
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